EXHIBIT 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner William Coffin, CEO

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS STRONG QUARTERLY AND YEAR-END

FINANCIAL RESULTS

•	Fiscal-year operating income increases 238%

•	Net revenues up 63% year over year

•	Operating results dramatically improved at the Sands Regency

•	Gold Ranch acquisition continues to augment total profitability

Reno, Nevada—August 13, 2003—The Sands Regent (NASDAQ: SNDS) today announced financial results for its fiscal year 2003 and fourth quarter ended June 30, 2003.

For fiscal 2003, the Company reported net income of $1.9 million, or $0.38 per share basic, $0.36 diluted, as compared to a net loss of $189,000, or $(0.04) per basic and diluted share for the year ended June 30, 2002. Management attributed the year-over-year improvement primarily to positive effects from its June 2002 acquisition of Gold Ranch Casino & RV Resort, as well as to improved performance at the Sands Regency, including the return of the giant American Bowling Congress tournament, which is held two out of each three years in Reno. Gold Ranch, which has now contributed to one full fiscal year’s financial results for the Company, is visible from heavily traveled Interstate 80 twelve miles west of Reno. It is the first casino gaming attraction that travelers encounter on Interstate 80 when entering Nevada from California, and the last when leaving.

The Company’s income from operations more than tripled from $1.3 million in fiscal 2002 to $4.2 million in fiscal 2003. Revenues improved by 63%, from $34.1 million in fiscal 2002 to $55.7 million in fiscal 2003, again as a result of the Gold Ranch acquisition. EBITDAR increased nearly 86% year over year, from $4.6 million in fiscal 2002 to $8.6 million in fiscal 2003.

For the fourth quarter ended June 2003, income from operations was $1.6 million on revenues of $11.2 million, as compared to income from operations of $735,000 on revenues of $10.0 million in the fourth quarter of fiscal 2002. Factors contributing to the fourth-quarter improvements were essentially the same as for the full fiscal year.

In the fourth quarter of 2003, the Company reported net income of $701,000, or $0.14 per basic and diluted share as compared to a net loss of $26,000 or $(0.01) per share in the year-ago quarter.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “Growth initiatives that we implemented in fiscal 2002, despite the especially difficult operating market of that period, have continued and paid off for us in greatly improved financial results. The improved results emanated from full year of contributions from Gold Ranch, improved results at the Sands Regency, and the success of our strategies for cross-promotion between the two properties. And of course, the return to Reno of the American Bowling Conference has had a healthy effect on our downtown property in particular.”

Management of The Sands Regent will host a conference call to discuss its year-end and fourth-quarter financial results today at 10:00 a.m. PDT. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial: (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, August 13 at 12:00 noon PDT through Wednesday, August 20 at midnight PDT; call (800) 642-1687 and enter the conference ID number 2208748; international callers should call (706) 645-9291.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties at PR Newswire’s website, www.prnewswire.com, under the Multimedia News section. To listen to the live call, please go to this website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on this site for 90 days.

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada and Gold Ranch Casino and RV Resort in Verdi, Nevada. The Sands Regency is an 850-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers approximately 300 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time-to-time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

(Financial table follows)

The Sands Regent

Financial Highlights (Unaudited)

(in thousands except number of shares and per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2002	2003	2002	2003
Net revenues	$9,999	$11,228	$34,067	$55,683
Income from operations	735	1,622	1,268	4,292
Net income (loss)	(26)	701	(189)	1,869
Interest expense	742	258	1,585	1,216
Income loss tax provision (benefit)	(22)	332	(132)	942
Loss on disposal of property and abandonment of new project	63	(6)	182	140
Gain on sale of subsidiaries(1)	—	(208)	—	(413)
Rent and management fees	62	187	62	745
Non recurring lawsuit(2)		547		547
Depreciation and amortization	795	891	3,111	3,529

EBITDAR(3)	1,614	2,702	4,619	8,575
Earnings per share
Basic	(0.01)	0.14	(0.04)	0.38
Diluted	(0.01)	0.14	(0.04)	0.36

(1)	The Company realized a $208 thousand gain for the quarter ended June 30, 2003, and a $413 thousand gain for the year ended June 30, 2003, stemming from its December 1998 sale of the Copa Casino in Gulfport, Mississippi. The accounting treatment of this gain is consistent with the Company’s initial decision to record a net note receivable of only $2.3 million, an amount equal to its net investment in the Copa at the time of the sale. The original amount of the note was for $8.0 million and the unpaid balance as of June 30, 2003, was $5.2 million. The note is non-interest bearing and current terms require the Copa to pay to the Company monthly the greater of 2% of its gross gaming revenues, or $15 thousand, whichever is greater. Beginning July 1, 2004, the amount the Copa must pay to the Company escalates to 4% of its gross gaming revenues until the note is paid in full. The Company believes it has perfected a lien on the newly remodeled Copa Casino, and since the deal was finalized, monthly payments have been timely and well in excess of the minimum. Based on recent payments, the Company projects it will take between 4-6 years to collect on this note. However, as of the date of this report, because of competitive, regulatory, environmental, and other unknown potential risks facing the current operators of the Copa, the Company will continue to record gains only as payments are received.

(2)	The Company has incurred legal and settlement costs aggregating $547,000 in connection with the settlement of a personal injury claim against The Sands Regency. Although this claim, subject to a contracted deductible, was insured, the insurance carrier is insolvent and not expected to make any payment to the Company. The Company is seeking recovery of its loss from the Company’s insurance broker; the Company believes that it has meritorious claims for relief.

(more)

The Sands Regent

Financial Highlights (Unaudited) (Continued)

(3)	EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain (loss) on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Historically, the Company reported “EBITDA” data. With the Gold Ranch acquisition, which includes a substantial real property rent component, the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.

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